Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

May 6, 2008

SKYSTAR BIO-PHARMACEUTICAL COMPANY
Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South,
Gaoxin District, Xian Province, P.R. China

Re:	SKYSTAR BIO-PHARMACEUTICAL COMPANY
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Skystar Bio-pharmaceutical Company, a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 2,307,693 units of the Company’s securities. Each unit is comprised of one share of the Company’s common stock, $0.001 par value per share (the "Shares") and ¼ Class C warrant to purchase one share of common stock. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Units, Warrants and Shares, the Articles of Incorporation and all amendments thereto of the Company, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Units, Warrants and Shares now issued, as well as the Shares that may be issued upon exercise of the Class C Warrants in accordance with its terms, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Units, Shares or Warrants.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Units, Shares or Warrants and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP